Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 333-99345, effective September 9, 2002 and File No. 333-113948, effective March 26, 2004) and Forms S-8 (File No. 333-66409, effective October 30, 1998, File No. 333-42509, effective December 17, 1997, and File No. 333-121008, effective December 6, 2004).

/s/  GRANT THORNTON LLP

Southfield, Michigan
March 10, 2008